                                                                 Exhibit 10









                                                           October 1, 1995



Board of Directors
Rockefeller Center Properties, Inc.
1270 Avenue of the Americas, Suite 2410
New York, NY  10020

Attention:  Dr. Peter Linneman
            Chairman

Gentlemen:

            On behalf of an entity (the "Acquiror") to be formed and capitalized by Whitehall Street Real Estate Limited Partnership V ("Whitehall"), Goldman, Sachs & Co., Goldman Sachs Mortgage Company ("GSMC"), Tishman Speyer Properties, L.P. and David Rockefeller (together with their respective designated affiliates, the "Investor Group"), we are pleased to submit a proposal for the acquisition of Rockefeller Center Properties, Inc. ("RCPI") pursuant to a merger between the Acquiror and RCPI in which holders of all outstanding shares of Common Stock of RCPI will receive $7.75 per share in cash in exchange for their shares (the "Merger").

            The Merger Agreement referred to below will not contain any financing condition. The Merger and this Proposal are, however, conditioned upon (i) acquisition by RCPI of the Rockefeller Center property and related assets (the "Property") pursuant to a confirmed plan for the owners of the Property (the "Plan") under chapter 11 of the Bankruptcy Code, which Plan, as well as the order confirming the Plan, shall be satisfactory to the Investor Group in all respects, (ii) RCPI's entering into a definitive merger agreement on acceptable terms (the "Merger Agreement"), (iii) RCPI shareholder approval of the Merger and (iv) there having occurred no material adverse change in the financial condition of RCPI or the Property (including any issuance of additional stock in RCPI or agreement to reduce the rent under any material lease of space in the Property).

            The Merger Agreement will include customary and appropriate representations and warranties, covenants, exclusivity and confidentiality provisions, a break-up fee of $7,500,000 and will provide for reimbursement of reasonable expenses

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and other typical miscellaneous provisions.  This proposal is conditioned upon RCPI's not filing any material pleadings and other documents ("RCPI Pleadings") relating to the chapter 11 proceedings involving Rockefeller Center Properties (the "Proceedings") or taking any other action that is material (as determined by the Investor Group) in any way relating to the Proceedings not acceptable to the Investor Group, and the Merger Agreement will expressly provide for such condition.

            Upon execution of the Merger Agreement, GSMC will lend RCPI up to an additional $33 million under the Loan Agreement, dated as of December 18, 1994, between RCPI and GSMC, and RCPI will prepay any borrowing it has made under the Investment Agreement, dated as of August 18, 1995, between RCPI and Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III (the "Investment Agreement") and thereby terminate the Investment Agreement.

            Our proposal is also subject to RCPI's having, immediately prior to consummation of this Merger, (i) no more than 38,260,704 shares of common stock outstanding, (ii) no outstanding warrants or rights to purchase capital stock or securities convertible into or exchangeable for capital stock or stock appreciation rights (collectively, "Stock Rights"), other than those owned by Whitehall and (iii) only those existing liabilities as are set forth on Schedule A to this letter. To the extent RCPI incurs liabilities not set forth on Schedule A or has issued additional shares of common stock or Stock Rights, the Investor Group may elect to proceed with the transaction with a corresponding reduction to the purchase price.

            We are in a position to proceed on an expedited basis. Our proposal will remain open until the close of business on October 6, 1995; provided that we reserve the right to withdraw our proposal prior to such date if (i) RCPI enters into any agreement or agreement in principle with the owners of the Property or Rockefeller Group, Inc. with respect to either (x) a plan of liquidation or reorganization for the owners of the Property or (y) a plan or proposal for the transfer of the Property in satisfaction of the existing mortgage thereon in lieu of such a plan or
(ii) RCPI proposes any such plan either on its own or jointly with any third party, in each case, if such agreement, plan or proposal is not acceptable to the Investor Group.

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            We would welcome the opportunity to meet with you or your
advisors to answer any questions concerning the proposal we have outlined in this letter and to negotiate the Merger Agreement, which we believe can be entered into by October 6.

Sincerely,


/s/ Daniel M. Neidich
Daniel M. Neidich
(on behalf of Goldman, Sachs & Co.,
Goldman Sachs Mortgage Company
and Whitehall Street Real Estate Limited Partnership V)



/s/ Jerry I. Speyer
Jerry I. Speyer
(on behalf of Tishman Speyer Properties, L.P.)



/s/ David Rockefeller
David Rockefeller*


*By: /s/ Peter W. Herman
       Peter W. Herman
       Attorney-in-Fact

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                                 Schedule A


                                    Company Liabilities estimated
                                       as of December 31, 1995(1)

 Outstanding Debt:
     Current Coupon Convertible Debentures (1)                                       $213,170,000

     Zero Coupon Convertible Debentures                                               360,283,107

     Floating Rate Notes (1)(2)                                                       150,000,000

     14% Debentures(1)                                                                 75,000,000

 Total Outstanding Debt                                                              $798,453,107


 Other Liabilities:

     Swaps (estimated)                                                                  10,000,000

     Transaction Costs (3)                                                               8,000,000

     Other General and Administrative Liabilities (see
        Attachment 1)                                                                    3,497,543

     Maximum Trade Payables                                                             15,000,000

     Zell Breakup Fee and Related Expenses                                              11,575,000

 Total Other Liabilities                                                               $48,072,543


 Total Liabilities                                                                    $846,525,650


 Minimum Net Cash                                                                      $12,000,000


 Total Net Liabilities                                                                $834,525,650

<F1>
(1)  Assumes interest on obligations payable currently is paid.

<F2>
(2)  Assumes GSMC lends $33.7 million under the terms of  the GSMC Loan
     Agreement.

<F3>
(3)  Includes only professional fees to PaineWebber, Weil, Gotshal &
     Manges, Shearman & Sterling, and expense liabilities payable to Goldman, Sachs & Co. under its existing agreements.

                                Attachment 1

                             Other Liabilities

                (Amounts estimated as of December 31, 1995)

All litigation listed on Annex A hereto and any expenses incurred by the Company in connection with these suits and any indemnity payments due from the Company to the officers and directors in connection with such suits (based on the assumption that collectively such litigation would not have a material adverse effect on the Company).



 Audit Fees                                                                          $  150,000

 Property Appraisal                                                                     150,000

 Investor Relations Consulting                                                          150,000

 Consulting Fees                                                                         20,000

 Office space lease (future cash rent to the end of the lease)                          770,000

 Tax Return Preparation Fees                                                             10,000

 Directors' Fees and Expenses                                                             5,000

 Property Inspection                                                                      7,500

 Registrar and Transfer Agent Fees                                                       35,000

 Dividend Reinvestment Plan                                                               2,000

 Investor Communications                                                                 50,000

 Taxes                                                                                    2,500

 Data Processing                                                                          5,000

 Travel and Reimbursable Expenses                                                         3,000

 Telephone Service                                                                        3,000

 Miscellaneous                                                                          127,000

 Office Equipment Leases                                                                 26,100

 EDGAR Filings -- Merrill Corporation                                                    25,000

 Payroll -- Salaries                                                                     13,245

 Payroll -- Taxes                                                                        11,054

 Payroll -- Incentive Savings Plan                                                        2,716

 Contractual Severance Pay                                                            1,267,000

 Contractual Severance Benefits                                                         152,429

 Retirement Plan                                                                        510,000

 Total                                                                               $3,497,543

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                          Annex A to Attachment 1

General

            On January 23, 1995 Bear, Stearns & Co., Inc. and Donaldson, Lufkin & Jenrette Securities Corporation commenced an action against the Company in the Supreme Court of New York, County of New York. The plaintiffs allege that the Company breached a contract relating to the plaintiffs' provision of investment banking services to the Company. The plaintiffs seek $5,062,500 in damages, plus costs, attorneys' fees and interest.

            On May 24, 1995 Jerry Krim commenced an action encaptioned Krim
v. Rockefeller Center Properties, Inc. and Peter D. Linneman. On June 7, Kathy Knight and Moishe Malamud commenced an action encaptioned Knight, et al. v. Rockefeller Center Properties, Inc. and Peter D. Linneman. Both actions were filed in the United States District Court for the Southern District of New York and purport to be brought on behalf of a class of plaintiffs comprised of all persons who purchased the Company's common stock between March 20, 1995 and May 10, 1995. The complaints allege that the Company and Dr. Linneman violated the federal securities laws by their purported failure to disclose prior to May 11, 1995 that the Borrower would file for bankruptcy protection. The cases have been consolidated and the plaintiffs are seeking damages in such amount as may be proved at trial, plus costs, attorneys' fees and interest.

            On July 6, 1995 Charal Investment Company, Inc. commenced a derivative action against certain of the Company's present and former directors (the "Defendant Directors") in the Court of Chancery of the State of Delaware in and for New Castle County. The Company was named as a nominal defendant. The plaintiff alleges that the Defendant Directors breached their fiduciary duty by: (1) using commercial paper proceeds to repurchase Convertible Debentures; (2) entering into interest rate swaps; and (3) making capital distributions to stockholders. The plaintiffs seek such equitable or injunctive relief as may be appropriate and to have the Defendant Directors pay the Company damages to the extent the Company was harmed as a result of the Defendant Directors' breach of fiduciary duty, plus costs, attorneys' fees and interest.

            On July 31, 1995 L.L. Capital Partners, L.P. commenced an action against the Company in the United States Court in the Southern District of New York. The plaintiff alleges that, prior to December 1993, the Company failed to disclose its purported belief that the Rockefeller family and the Borrower's corporate parent would cease to fund the Borrower's cash flow shortfalls and that, as a result of such non-disclosure, plaintiffs were induced to purchase 700,000 shares of the Company's common stock at $7.00 per share in December, 1993. The plaintiffs seek rescission, or, in the alternative, monetary damages (including punitive damages), plus interest.

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
                                                                                                                  DAMAGES ALLEGED

 1.  Jose Algarin v. RCPI, et al., No. 132218/94                                                                    $1,000,000.00

 2.  Christala Mavroudes v. RCPI, et al., No. 100082/93                                                                 25,000.00*

 3.  George Albert Salmon and
     Mary Redfern v. RCPI, et al, 122720/94                                                                          7,750,000.00

 4.  Esteban Ovalle v. RCPI, et al., 4725/95                                                                         2,000,000.00

 5.  Marilyn Lamacchia v. RCPI, et al., No. 128649/94                                                               20,000,000.00

 6.  Robert Morales v. RCPI, et al., No. 132388/94                                                                     750,000.00

 7.  Hyacinth Harrison v. RCPI, et al., No. 128826/94                                                                1,000,000.00

 8.  Hyacinth Harrison v. RCPI, et al., No. 113506/94                                                                1,000,000.00

 9.  Barbara Gross v. RCPI, et al., No. 21035/94                                                                     1,000,000.00

 10. Sharon A. Gearhart v. RCPI, et al., 13598/93                                                                    2,000,000.00

 11. Geraldine B. Martin, et al. v. RCPI, et al.,
      No. 117397/94                                                                                                  5,000,000.00

 12. Manny Ramos, Jr. v. RCPI, et al., No. 3426/94                                                                  20,000,000.00

 13. Rosa Perifimos, et al. v. RCPI, et al.,
      No. 93-032229                                                                                                  5,750,000.00

 14. Madelyn Vanderwel v. RCPI, et al., No. 23684/93                                                                 1,000,000.00

 15. Giacomo M. Favia v. RCPI, et al., No. 26500/94                                                                  1,000,000.00

 16. Cornell Richards v. RCPI, et al., No. 30435/94                                                                    500,000.00

 17. Reliance Insurance Company v. RCPI et al.,
      No. 94-133892                                                                                                    186,000.00

<F1>
  *Plaintiff alleges at least $25,000, the full amount to be proved at trial.